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                                                                    Exhibit 10.5

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of January 1, 1999, by and between Amir Tukulj ("Executive"), currently residing in Toronto, Canada, and Thane Direct Canada. Inc., a Canadian corporation, with offices in Toronto, Canada ("Corporation").

     WHEREAS:

     A. The Corporation is engaged in the business of marketing and distributing infomercial products worldwide; and

     B. Executive is a person whose skills, experience and training are required by the Corporation; and

     C. Executive wishes to accept the employment offered by the Corporation on the terms and conditions hereinafter set forth.

     NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.   POSITION AND DUTIES

     The Corporation does hereby employ Executive and Executive hereby accepts such employment as President and COO upon the terms and provisions set forth in this Agreement. Subject to direction of the CEO and/or from the Board of Directors, Executive shall have full authority over all Corporation activities. Executive shall carry out and perform all orders, directions, and policies stated to him by the Board of Directors and/or the CEO periodically, either orally or in writing. Executive shall carry out the duties assigned to him in a trustworthy, businesslike, and loyal manner.

     2.   TERM

     This agreement shall commence on the effective date and shall continue for a period of five years unless sooner terminated as herein provided.

     3.   COMPENSATION

          3.1  Base Salary

     Effective January 1, 1999, the Corporation agrees to pay Executive a Base Salary at the rate of $100,000 per year, payable in accordance with the Corporation practices in effect from time to time, but not less often than monthly ("the Base Salary").

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          3.2  Additional Benefits

               Executive shall be entitled to all rights and benefits for which Executive is otherwise entitled under any bonus plan, incentive, participation or extra compensation plan, pension plan, profit sharing plan, life, medical, dental, disability or other insurance plan or policy or other plan or benefit the Corporation may provide for senior executives and for employees of the Corporation from time to time in effect during the term of this Agreement (collectively "Additional Benefits").

          3.3  Periodic Review

               The Corporation shall review the Executive's Base Salary, Stock Options, and Additional Benefits then being provided to Executive not less frequently than every twelve (12) months. Following such review, the Corporation may, in its discretion, increase the Base Salary, Stock Options, and Additional Benefits, but Corporation shall not decrease the Base Salary and Additional Benefits during the time Executive serves as an employee of the Corporation. Effective the first pay period following one year from the date of this Agreement, and each year thereafter during the Term of this Agreement, Executive's Base Salary shall be increased to no less than $5,000 more per each consecutive year.

          3.4  Bonus Pool Compensation

               In addition to Base Salary, within three months from the close of fiscal year 1998, Executive shall receive Bonus Pool Compensation to be shared amongst Executive and those personnel hired by Executive, at Executive's sole discretion. The Bonus Pool Compensation shall be based on the Corporation's pre-tax income for the prior year and a declining percentage as determined by the Board of Director's of Thane Direct, Inc (the "Board"). The Board has determined that the percentages set forth below shall be used to compute Bonus Pool Compensation for fiscal year ending in 1999. The Board may annually revise the amounts set forth below for future years. Executive automatically forfeits the receipt of any and all Bonus Pool Compensation for any fiscal year if he terminates his employment for any reason prior to the end of that fiscal year.


For fiscal year ending March 31, 1999:

     10% of pre-tax income between 500 thousand and 1 1/2 million
     9% of the next 100 thousand 8% of the next 100 thousand
     7% of the next 100 thousand
     6% of the next 100 thousand
     5% of any additional amount



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          3.5  Reimbursements

               During the term of this Agreement, Corporation agrees to, and shall reimburse Executive promptly for all reasonable business expenditures including travel, entertainment, parking, and business meetings, made or substantiated in accordance with policies, practices and procedures established from time to time by the Corporation or pre-approved by the CEO.

          3.6  Deductions

               There shall be deducted from Executive's gross compensation appropriate amounts for standard employee deductions and any other amounts authorized for deduction by Executive.


     4.   TRADE SECRETS/UNFAIR COMPETITION

          4.10 Business Disclosures

               For the purpose of Section 4 herein, "Corporation" shall be defined as Thane Direct Canada, Inc. and any and all subsidiaries and parent companies. Executive agrees that during the term of his employment by the Corporation and thereafter he will not disclose, other than to an authorized employee, officer or director of the Corporation, including, without limitation, any information relating to the Corporation's business, trade practices, trade secrets or "know-how," without the Corporation's prior written consent, and that on the termination of his employment for any reason, he shall not remove or retain without the Corporation's prior express written consent any figures, calculations, letters, papers, documents or copies thereof, or any other "trade secret", confidential and/or proprietary information of Corporation. For purposes of this Agreement, "trade secret, confidential and/or proprietary information" shall be defined as information pertinent only to Corporation, rather than the marketing and infomercial industry as a whole, including but not limited to, information concerning the Corporation's, employees, products, operations, contracts and contractual negotiations, and other pending business negotiations; but does not include information which is 1) already in one's possession prior to employment with Corporation or available from a source other than the Corporation, or 2) is generally available to the public. During the term of this Agreement and for two years after termination, Executive agrees not to disclose or divulge any "trade secret, confidential and/or proprietary information", of Corporation, for the Executive's own purposes or for the benefit of any entity engaged in competitive business activities, or engaged in activities adverse to Corporation's, or its parent companies', business interests.

          4.20 Unfair Competition

               Executive acknowledges and agrees that the sale of or unauthorized use or disclosure of any of Corporation's trade secrets obtained by Executive in the course of his



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employment under this Agreement, including information concerning Corporation's current or future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with Corporation, either during the term of this Agreement or at any other time thereafter.

     5.   INDEMNIFICATION

          The Corporation shall, to the maximum extent permitted by law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney's fees, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any preceding arising out of, or related to, Executive's employment by the Corporation. The Corporation shall advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.

     6.   TERMINATION

          Employment shall terminate upon the occurrence of any of the following events:

          6.1  Expiration of Term of this Agreement or Upon Notice

               The Corporation may terminate this Agreement upon expiration of each and every year from the effective date of this Agreement; by giving at least ninety (90) days written notice prior to the end of such period;

          6.2  Termination for Cause

               The Corporation may terminate at any time for cause. "Cause" shall be defined as any of the following, provided however, that the Corporation must determine the presence of such cause in good faith: (i) Executive's material breach of any of his duties and responsibilities under this Agreement (other than as a result of incapacity due to disability); (ii) Executive's conviction by or entry of a plea of guilty in a court of competent and final jurisdiction for a felony which materially and adversely affects the Corporation; (iii) Executive's commission of an act of fraud or willful misconduct; and (iv) Executive's willful failure or refusal to perform Executive's material duties and responsibilities under this Agreement or Executive's material violation of his duty to Corporation or breach of fiduciary duty involving personal profit.

               Notwithstanding the foregoing, Executive shall not be terminated for cause pursuant to the causes above, unless and until Executive has received notice of the proposed termination for cause including details of the bases for such termination and has had an opportunity to be heard before the Board of Directors of the Corporation. Executive shall be deemed to have had such an opportunity if written or telephonic notice is given at least ten (10) days before such a meeting.

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          6.3  Death/Disability

               The death of Executive shall terminate this Agreement. The disability of Executive shall terminate this Agreement upon written notice to Executive. For purposes of this Agreement, "disability" shall mean the absence of Executive performing Executive's duties with the Corporation on a full time basis for a period of three (3) months, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and reasonably acceptable to Executive or Executive's legal representative. If the parties cannot agree on a mutually acceptable physician, they shall mutually chose an independent third party who shall select a physician.

          6.4  Severance

               If Corporation terminates this Agreement without cause, Corporation shall pay to Executive an amount equal to six (6) months annual Base Salary at the then current rate of compensation.

     7.   ASSIGNMENT

          The Corporation shall have the complete power, right and authority to assign any and all rights granted under this Agreement to a successor entity and designate such successor entity to perform its obligations hereunder. Executive may not assign this Agreement, or any of his obligations, rights, or interests, without the prior written approval of the Corporation.

     8.   MISCELLANEOUS

          8.1  Notices.

               All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:


          (i)  If to Corporation, to:      Thane Direct Canada,  Inc.
                                           c/o Lindsay Darling
                                           Samac, Darling
                                           25 Adelaide Street E., Suite 811
                                           Toronto, Ontario M5C 8A1
                                           Attn: Board of Directors



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          (ii) If to Executive, to:        Amir Tukulj
                                           99 Willingdon Blvd.
                                           Toronto, Ontario M8X 2H8

          8.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

          8.3 Amendment/Waiver. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Executive and the Corporation. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          8.4 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of California.

          8.5 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.6 Severability. The invalidity, illegality or unenforcability of any provision of this Agreement shall not affect the other provisions of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforcability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

          8.7 Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Riverside County in the State of California or in the U.S. District Court for the Southern District of California. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

          The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in state or federal court in Riverside County, California, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in state or federal court in Riverside County, California, has been brought in an inconvenient forum.


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          8.8  No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

          8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



Corporation:                                       Executive:



/s/ William F. Hay                                 /s/ Amir Tukulj
--------------------------------------------       -----------------------------
By William F. Hay, CEO and Chairman of the         Amir Tukulj
Board of Directors, Thane Direct Canada, Inc.


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                FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This agreement serves as the first amendment ("First Amendment") to the "Executive Employment Agreement", dated January 1, 1999 ("Agreement"), between Amir Tukulj ("Executive") and Thane Direct Canada. Inc. ("Corporation"). Corporation and Executive hereby agree that this First Amendment will not modify or change any other terms of the Agreement.

     WHEREAS, the Executive and the Corporation agree that reasonable restrictions upon direct competition with the Corporation following termination of the Executive's employment with the Corporation are necessary to protect the business interests of the Corporation and its parent corporation, Thane Direct, Inc., in which Executive has an ownership interest.

     THEREFORE, the Parties hereby revise Section 4 of the Agreement to read as follows:

          "4.  TRADE SECRETS/UNFAIR COMPETITION


               4.10 Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential indefinitely all non-public information concerning the Corporation and its affiliates that was acquired by or disclosed to the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to dis close the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 5 shall not apply to information that is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality. The Executive further agrees that he shall not make any statement or disclosure that (a) would be prohibited by applicable Federal or state laws or (b) is intended or reasonably likely to be detrimental to, or disparaging of, the Corporation or any of its subsidiaries or affiliates.

               4.20. Non-competition. The Executive and the Corporation agree that reasonable restrictions upon direct competition with the Corporation following termination of the Executive's employment with the Corporation are necessary to protect the business interests of the Corporation.

                    (a) For purposes of this section, the "Business" of the Corporation is defined as the design, production and distribution of television programs that are marketing or advertisement pieces ("infomercials") targeted at potential consumers of health, beauty, fitness and related home products, or other products as may be identified pursuant to section 4.20(a) below, with the objective of causing the

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          television viewers to make purchases of the products featured in the television programs.

                    (b) The extent of the Corporation's Business is limited to the actual and intended business of the Corporation, as demonstrated by books, records, contracts, advertising, strategic plans and financial and budget documents, created or relied upon during the Employment Period and as of the date the Executive leaves the employment of the Corporation.

                    (c) The Executive and Corporation agree that for the period (the "Non-Competition Period") commencing on the Effective Date of the Agreement and ending on the fifth anniversary of the date hereof, unless the Executive is terminated without cause as defined in Section
          6.2 herein, the Executive shall not serve as or be a consultant to or employee, officer, agent, director or owner of more than three percent (3%) of another corporation, partnership or other entity whose primary Business competes with the Corporation in Business (as defined in this section).

                    (d) That the nature of the television production business of the Corporation is interstate and international in scope, that the global scope of the business renders a global restriction reasonable and a more narrowly tailored geographic restriction insufficient to protect the legitimate business interests of the Corporation.

                    (e) The Executive may engage in the design, production and distribution of infomercials other than those competing with the Business of the Corporation (as defined in this section) at any time following termination of employment with the Corporation.

                    (f) The Executive may engage in design, production and distribution of infomercials competing with the Business of the Corporation as provided for in subsection 4.20(a), after the Non-Competition Period."


The parties have executed this First Amendment effective May 31, 1999.



THANE DIRECT CANADA, INC.                         AMIR TUKULJ

/s/ William F. Hay                                /s/ Amir Tukulj
-----------------------------------------         ------------------------------
By: William F. Hay, Chairman of the Board

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               SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This agreement serves as the second amendment ("Second Amendment") to the "Executive Employment Agreement", dated January 1, 1999 and amendment thereto (collectively "Agreement"), between Amir Tukulj ("Executive") and Thane Direct Canada. Inc. ("Corporation"). Corporation and Executive hereby agree that this Second Amendment will not modify or change any other terms of the Agreement.

     WHEREAS, the Executive and the Corporation agree that the following amendments to the Agreement are necessary and beneficial to the business interests of the Corporation.

     THEREFORE, the Parties hereby revise the Agreement as follows:

1. The Parties hereby revise Section 2. Term of the Agreement by extending the Term up to December 10, 2004.

2. The Parties hereby revise Section 3.1 Base Salary by increasing the Base Salary to $300,000 effective January 1, 2002.

3. The Parties hereby revise Section 3.4 Bonus Pool Compensation by adjusting the computation amounts as follows:

         "5% of pre-tax income between 5 million and 5.6 million
         4.5% of the next 100,000
         4% of the next 100,000
         3.5% of the next 100,000
         3% of the next 100,000
         2.5% of any additional amount"

4. Bonus calculation for the fiscal year ended 2002 will be based on prior bonus calculations set forth in Prior Agreements, except that Executive's personal bonus shall reduce by 37,500 US dollars.

The parties have executed this Second Amendment effective December 10, 2001.



THANE DIRECT CANADA, INC.                       AMIR TUKULJ:



/s/ William F. Hay                              /s/ Amir Tukulj
-----------------------------------------       ------------------------------
By: William F. Hay, Chairman of the Board